Exhibit 99.1

FA EMAIL

Subject: CNL Healthcare Properties Announces Plans to Conduct a Net Asset Valuation

Jan. 23, 2018

FOR BROKER-DEALER AND RIA USE ONLY. Not for general use with the public.

On Jan. 23, 2018, CNL Healthcare Properties, Inc. announced that it has engaged CBRE Capital Advisors, Inc., an independent investment banking firm, to assist with the preparation of its estimated net asset value (NAV) per share of its common stock as of Dec. 31, 2017.

•	The estimated NAV per share and any related change to the price of shares under the Distribution Reinvestment Plan are expected to be announced on or about Feb. 12, 2018.[1]

•	The NAV per share will be estimated in accordance with CNL Healthcare Properties’ valuation policy and certain methodologies set forth by the Investment Program Association (IPA),[2] a trade association for non-listed direct investment vehicles, in IPA Practice Guideline 2013-01 “Valuations of Publicly Registered Non-Listed REITs.”

•	A webinar will be held on Feb. 14, 2018, at 1:30 p.m. EST for shareholders and financial advisors. Visit cnlhealthcareproperties.com/webinar to register for the webinar and dial 866-660-6626 to listen. A replay of the webinar and the accompanying slide presentation will be available within 48 hours on cnlhealthcareproperties.com.

For additional information, please review the Form 8-K, contact your sales representative directly or call CNL Client Services at 866-650-0650, option 2.

FOR BROKER-DEALER AND RIA USE ONLY. Not for general use with the public.

See SEC filing for complete details. This information is derived from the issuer’s public filings and does not replace or supersede any information provided therein.

Forward-looking statements are based on current expectations and may be identified by words such as believes, anticipates, expects, may, could and terms of similar substance, and speak only as of the date made. Actual results could differ materially due to risks and uncertainties that are beyond the company’s ability to control or accurately predict, including the amount and timing of anticipated future distributions, estimated per share net asset value of the company’s stock and/or other matters. The company’s forward-looking statements are not guarantees of future performance. Shareholders and financial advisors should not place undue reliance on forward-looking statements.

[1]	CNL Healthcare Properties has made every effort to estimate the dates when information about the estimated NAV per share will be announced and reviewed; however, it cannot guarantee these dates will not change.
[2]	There is no assurance that CNL Healthcare Properties’ adherence to any of the methodologies set forth in IPA Practice Guideline 2013-01 satisfies applicable compliance or other requirements of the SEC, FINRA or under ERISA with respect to the preparation and disclosure of its estimated NAV per share.